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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Kenneth S. Williams                       Statement                     Trading Symbol                      of Original
    c/o Liberty Livewire Corporation          (Month/Day/Year)              Liberty Livewire Corporation        (Month/Day/Year)
    520 Broadway, Fifth Floor                 8/19/2002                     (LWIRA)
    Santa Monica, CA 90401                 ----------------------------  ----------------------------------  -----------------------
                                           3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
                                              Number of Reporting             Person to Issuer                  Group Filing (Check
                                              Person (Voluntary)              (Check all applicable)            applicable line)
                                                                               Director         Owner          X    Form filed by
                                           ----------------------------  -----            -----              -----  One Reporting
                                                                          X*   Officer          Other               Person
                                                                         ----- (give      ----- (specify            Form filed by
                                                                               title below)     below)       -----  More than One
                                                                               *Chief Operating Officer             Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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N/A
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                         Page 1 of 2
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Employee Stock Option            (1)       August           Class A      300,000      $7.00 per share   D
(Right to Buy)                             19, 2012          Common
                                                             Stock
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Explanation of Responses:
(1) Twenty-five percent (25%) of the option becomes exercisable on August 19, 2004, the next 25% becomes exercisable on August 19,
2005, the next 25% becomes exercisable on August 19, 2006 and the final 25% becomes exercisable on August 19, 2007.


                                                .                                   /s/ Kenneth S. Williams            8/22/02
                                                                                    -------------------------------  ---------------
                                                                                    Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.                                             Page 2 of 2
      If space provided is insufficient, See Instruction 6 for procedure.
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